Exhibit 10.3

October 7, 2024

CK Life Sciences Int’l., (Holdings) Inc.

2 Dai Fu Street, Tai Po Industrial Estate

New Territories, Hong Kong

Attention: Alan Yu, Deputy Chairman

Dear Alan:

In connection with the Share Exchange Agreement relating to Pharmagesic (Holdings) Inc., a Canadian corporation, by and between Virios Therapeutics, Inc., a Delaware corporation (the “Company”), and Sealbond Limited, a British Virgin Islands corporation (the “Transaction”), the Company hereby enters into this Letter Agreement with CK Life Sciences Int’l., (Holdings) Inc. (the “Investor”).

1.	Company Representations. The Company hereby represents to the Investor that (a) the Board of Directors of the Company has duly adopted this Letter Agreement; (b) this Letter Agreement is intended to constitute a renunciation of corporate opportunities pursuant to Section 122(17) of the Delaware General Corporation Law (the “DGCL”), which authorizes a company to renounce specified classes and categories of business opportunities; (c) the Official Synopsis for the Act of the Delaware General Assembly enacting Section 122(17) states that “the classes or categories of business opportunities may be specified by any manner of defining or delineating business opportunities . . . including, without limitation, by . . . identity of the originator of the business opportunity, identity of the party or parties to or having an interest in the business opportunity, [and] identity of the recipient of the business opportunity”.

2.	Definitions. For purposes of this Letter Agreement: (a) an “Affiliate” of the Investor means any person or entity that is controlled by the Investor; (b) without liming the foregoing, an Affiliate of the Investor includes any person or entity who is a principal, member, director, partner, share or other equity holder, officer, employee or other representative of the Investor; and (c) notwithstanding the foregoing, an Affiliate of the Investor shall not include the Company or any subsidiary or other entity directly or indirectly controlled by the Company.

3.	Renunciation of Opportunities. To the fullest extent permitted by the DGCL, but subject to Section 5 of this Letter Agreement (Excluded Opportunities), the Company hereby renounces any interest or expectancy in, or being offered an opportunity to participate in, any and all business opportunities: (a) originated or acquired by the Investor; (b) in which the Investor has an interest; or (c) that is received from any person or entity by the Investor, in each case, relating to immunotherapy, oncology diagnostics or other pharmaceutical product unrelated to the opportunities set forth in Section 5(d) of this Letter Agreement. The business opportunities renounced under this paragraph include any actual or potential investment or business opportunity or prospective economic advantage in which the Company could, but for this paragraph, have an interest or expectancy (including, without limitation, acquisitions, dispositions, business combinations, financings or investment opportunities), whether or not such opportunities are in the same or similar lines of business in which the Company is engaged or intends to engage.

4.	Identity of Affiliates. As soon as practicable following a written request from the Company, the Investor shall provide to the Company a list of the directors, officers and agents of the Company who are also Affiliates of the Investor as of the date of such written request.

5.	Excluded Opportunities. Notwithstanding the foregoing provisions of this Letter Agreement, the Company does not renounce any business opportunity (a) expressly offered to a person in his or her capacity as a director or officer of the Company; (b) offered to, or acquired by, a person while he or she is a full-time employee of the Company; (c) that has been developed using the confidential information of the Company or any of its subsidiaries; (d) relating to Halneuron® (or any successor formulations and/or indications), any acute or chronic pain management therapies, IMC-1, IMC-2 or any form of antiviral therapies, irrespective of indication; or (e) relating to therapies specifically targeting fatigue related disorders.

6.	Company Acknowledgments. The Company hereby agrees and acknowledges that: (a) the Investor and its Affiliates will rely on this Letter Agreement in declining to communicate or offer a business opportunity to the Company or any of its subsidiaries unless Section 5 (Excluded Opportunities) applies to such person; (b) an Investor or an Affiliate will rely on this Letter Agreement to retain or exploit such business opportunity for itself or for the benefit of persons or entities other than the Company and its subsidiaries; and (c) the Company is entering into this Agreement in consideration for the Investor’s entry into the Transaction and to induce the Investor to perform its obligations under the terms of the Transaction.

7.	Third Party Beneficiaries. The Company and the Investor hereby agree and acknowledge that the current and future Affiliates of the Investor are hereby expressly made third party beneficiaries of this Letter Agreement and may enforce the terms hereof until this Letter Agreement is terminated in accordance with its terms.

8.	Severability and Further Assurance. The invalidity or unenforceability of any provision of this Letter Agreement shall not affect the validity or enforceability of any other provision of this Letter Agreement. If any provision of this Letter Agreement is found by a court of competent jurisdiction to be invalid or unenforceable as to any person or entity in any circumstance, the Company shall adopt a suitable and equitable provision as a substitute for the invalided or unenforceable provision in order to carry out the intent and purpose of this Letter Agreement to the fullest extent permitted by law.

9.	Applicable Law. This Letter Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws of such State.

10.	Amendment and Termination. This Letter Agreement may be amended or terminated exclusively by the written consent of the Company and the Investor; provided that no such amendment or termination shall adversely affect any Affiliate of the Investor with respect to acts or omissions predating such amendment or termination.

[signature pages follow]

In witness whereof, the Company and the Investor have executed this Letter Agreement as of the date first written above.

Virios Therapeutics, Inc.

By:/s/ Greg Duncan________

Name: Greg Duncan

Title: Chief Executive Officer

CK Life Sciences Int’l., (Holdings) Inc.

By:_/s/ Alan Yu___________

Name: Yu Ying Choi, Alan Abel

Title:  Director